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                                                                EXHIBIT 10.19



                               FINDER'S FEE AND
                          NON COMPETITION AGREEMENT

This AGREEMENT is made as of September 30, 1995 by and between Restrac, Inc., a Delaware corporation with a principal place of business at One Dedham Place, Dedham, Massachusetts, 02026 ("Restrac") and Irving P. Borwick, of Rue Fernand Neuray 17, B-1060 Brussels, Belgium ("Dr. Borwick").

1. Finder's Fee. In consideration of Dr. Borwick's cooperation with Restrac's efforts to sell Restrac Plan software licenses to the organizations set forth on the Borwick International client list attached hereto as Exhibit A ("Borwick Clients"), Restrac will compensate Dr. Borwick as follows. In the event a license to Restrac Plan is sold to any of the Borwick Clients on or before September 30, 1997, Restrac will pay Dr. Borwick a finder's fee ("Finder's Fee") equal to eight percent (8%) of the Net Software License Fees paid by the Borwick Client for the license. For purposes of this Agreement, Net Software License Fees shall be the total software license fees paid, less any royalties or commissions payable to third parties in connection with the sale. Net Software License fees do not include fees for hardware or services.

2. Sale to Philip Morris. In the event that any Philip Morris company which is based in the United States or Canada purchases a Restrac Plan license for worldwide use on or before September 30, 1997, the Finder's Fee payable to Dr. Borwick shall be equal to five percent (5%) of the Net Software License Fees paid by such company, regardless of the extent of the planned use of the Restrac Plan software in the Borwick Territory.

3. Reporting/Payment. Within thirty (30) days following the end of each calendar quarter, Restrac will submit payment of all Finder's Fees which have accrued during the previous calendar quarter, along with an explanation of the method of calculation, including the number of Restrac Plan licenses sold to Borwick Clients in the previous quarter, the Net Software License Fees received by Restrac for each sale, and the resulting amount of any Finder's Fee payable to Borwick in connection with each sale.

4. Non-Competition. In consideration of the fees set forth below, Dr. Borwick agrees that for a period of five years, Dr. Borwick will not (either individually or through another entity) develop, market, promote, sell or provide, or assist in the development, marketing, promotion or provision of, software or outsourcing services which are used to automate the staffing, employee development, or succession planning function of an organization. This will not preclude Dr. Borwick from continuing to provide any management consulting services which are not related to the provision of software or outsourcing services which are used to automate the staffing, employee development, or succession planning function of an organization. This shall not prevent Dr. Borwick from providing telephone maintenance and support services to clients of Borwick International, Inc. to the extent expressly permitted under the Termination Agreement between Restrac, Inc. and Borwick International, Inc., dated September 30, 1995 ("Termination Agreement"). In consideration of Dr. Borwick's five year non-competition covenants, Restrac will pay Dr. Borwick $500,000 ($100,000 per year for five years), payable in the following advance installments:

            $150,000 upon execution of this Agreement;
             150,000 upon the first anniversary of the Effective Date; 150,000 upon the second anniversary of the Effective Date; and
              50,000 upon the third anniversary of the Effective Date.

Said installments shall not be subject to a right of set off by Restrac against Dr. Borwick with respect to Dr. Borwick's obligations under the Termination Agreement.

5. General.

      (a) All notices, requests, demands, and other communications hereunder shall be in writing, and sent by U.S. mail to a party's President at the address set forth on the first page of this Agreement (attention: President), or to such other address as shall have been designated in writing by any party.
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      (b) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

      (c) This Agreement sets forth the entire understanding of the parties on the subject hereof. Any waiver or modification of the provisions of this Agreement will be effective only if in writing and signed by the both parties.

      (d) This Agreement shall be considered an agreement made under seal in Massachusetts and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of September 30, 1995.

Restrac, Inc.                                  Irving P. Borwick


/S/ Lars D. Perkins   9/29/95                  /S/ Irving P. Borwick  9/28/95
Signature              Date                    Signature               Date

Lars D. Perkins      President                 Irving P. Borwick     President
Name                  Title                    Name                    Title